Ex 10.10

                            Research & Development

                And Intellectual Property Assignment Agreement




This  Research  &  Development  and  Intellectual Property Assignment Agreement

("Agreement") is made and entered into  as  of this 26th   day of June 2004, by

and between Innovative Energy Solutions, Inc.,  a Nevada Corporation, organized and existing under the laws of Nevada, having its  principle office at 41 North

Mojave Road, Las Vegas, Nevada, USA 89101 (hereinafter  "the COMPANY"), and Dr.

Hyunik  YANG,  an  individual  residing in the Republic of South  Korea,  whose address for service is 1271 Sa 1  Dong,  An  San  City, Kyungki Do, Republic of

South Korea, 425-791 (hereinafter "YANG") (the COMPANY and YANG are hereinafter occasionally referred to as "Parties" in singular or plural usage, as indicated

by the context).




                                  RECITALS



            WHEREAS  YANG  has  developed  proprietary   design,   experimental

information,  specialized  Know-how,  secret  formulae,  data  and intellectual property  rights  for the following technologies: "hydrogen generating  device"

and "heat generating device" (collectively refer to  "Technologies");



            WHEREAS  Yang  had  filed  intellectual  property  rights  for  the

Technologies  in  Korea  and filed PCT for hydrogen generating device (hydrogen generating device: Patent  Pending No. 10-2002-0026277, heat generating device:

Patent Pending No. 10-2002-0069231);



            WHEREAS YANG is  the  absolute and beneficial owner and is entitled to possess and dispose of the right of the Technologies in the manner set forth herein;



            WHEREAS the COMPANY has  conducted market feasibility studies as to the Technologies;



            WHEREAS  the  COMPANY  is  to   commercialize   and   exploit   the

Technologies  in  the  aforementioned  Territory and/or manufacture, market and distribute the product which will employ the Technologies;



             WHEREAS  YANG  desires to assign  the  said  intellectual  property rights to the COMPANY in the  Territory of Canada, USA, Mexico, South  & Central

America, Caribbean, Cuba, Scandinavia,  Middle  East,  Europe excluding  Russia,

Africa ("Territory") under the terms of this Agreement;



            WHEREAS the parties have agreed that YANG is to develop sustainable and continuous research to complement the aforementioned  Technologies  and  to facilitate the development of the Technologies;



            AND WHEREAS the parties have agreed that the COMPANY is  to develop and provide funding for Research and Development for the Technologies;



             NOW  THEREFORE  in  consideration  of  the  mutual  covenants  and promises contained herein, both parties agree as follows:





Article 1.            ASSIGNMENT



1.     YANG agrees to assign the intellectual property for the technologies  of hydrogen  generating  device  (Patent  Pending  No.  10-2002-0069231)  and heat generating  device  (Patent Pending No. 10-2002-0026277) to the COMPANY in  the

Territory aforementioned.



2.  	YANG agrees to  cooperate  with the COMPANY to register the said patents in the Territory.



3.	YANG  agrees  to  provide  to  the   COMPANY   all  proprietary  design,

experimental information, specialized Know-how, secret formulae, data, drawings,

samples, devices, demonstrations  and  trade  secrets  relating the Technologies within sixty (60) days upon signing of this Agreement.





Article 2.		R&D AND NEW TECHNOLOGY



1.       YANG  agrees  to  use  its  best efforts and to devote such time as is necessary  to  develop  sustainable  and  continuous research to complement the

Technologies   and   to   facilitate   the   development  for  the  purpose  of

commercialization of the Technologies.



2.        YANG  hereby  agrees  to extend this Agreement to include any and all future additions, changes, improvements, substitutions and modifications to the

Technologies  aforementioned  ("New Technologies").  Such  additions,  changes,

improvements,    substitutions   and    modifications   to   the   Technologies

aforementioned  shall  be immediately disclosed to the COMPANY.





Article 3.		THE OBLIGATION OF THE COMPANY



1.         The COMPANY shall use its best efforts and to devote such time as is necessary to commercialize, promote and fully exploit the  Technologies  in the

Territory.



2.         The COMPANY shall use its best efforts and to devote such time as is necessary to develop and provide  sufficient  funding for R&D.





Article 4.		CONSIDERATION



       The consideration for the assignment of intellectual property rights in the Territory and R&D for the aforementioned Technologies under this Agreement shall be FIFTEEN MILLION (15,000,000) USD.





Article 5.TERMS OF PAYMENT



1.     Payment of the  said consideration  shall  be SIX  MILLION  (6,000,000)

preferred shares with voting rights, at the value of USD $2.50 per share.



2.     To determine fair market value of the Intellectual Property Rights  for the Technologies, a Determination of Estimated Enterprise Value appraisal will be  provided  by  an  independent  professional appraisal company, the cost of which is to be borne by the COMPANY.



3.     The COMPANY agrees to issue SIX MILLION (6,000,000) preferred shares to

YANG  within  SIXTY  (60)  business  days  of  the Company's execution of this

Agreement.  Said  shares  can be converted  to common stock of the COMPANY for trading purposes.



4.     The COMPANY agrees to grant a position of director  &  officer  of  the

COMPANY to YANG.



Article 6.REPRESENTATIONS AND WARRANTIES



1.      YANG represents and warrants that:



	a.     YANG has the full right, power, legal capacity and authority to enter into and carry out the terms of this Agreement.



        b.    To  the best of YANG's knowledge, there is no claim, proceeding,

        litigation  or  investigation,  whether  civil  or criminal in nature,

        pending or threatened against the aforementioned Intellectual Property

        Rights  for  the  Technologies,  in  any  court  or by or  before  any governmental body or agency, including without limitation  any  claim,

        proceeding or litigation for the purpose of challenging, enjoining  or prevention the execution, delivery or consummation of this Agreement.



2.      The COMPANY represents and warrants that:



             The  COMPANY is a corporation duly formed and validly existing in good standing under  the  laws  of  Nevada, USA and has the full right, power,

legal capacity and authority to enter  into  and  carry  out the terms of this

Agreement.





Article 7. TERMINATION



1.	The   Company's Dissolution, Bankruptcy  or  Receivership   shall  be

considered circumstances for which YANG may terminate this Agreement.



2. 	In the  event  of termination of this Agreement under this Article, the

Intellectual Property Rights for the Technologies shall automatically return to

Yang, without the consent of the COMPANY.





Article 8. NOTICE



               Any notice required or permitted  to  be given hereunder may be delivered,  sent by registered mail, postage prepaid, or  sent  by  facsimile,

addressed to  the  proposed  recipient of the notice at the address set out on the first page hereof or to such  other address(s) as the parties may indicate by notice in writing to the other party.





Article 9. GOVERNING LAW



           This Agreement shall in  all  respects be interpreted, enforced and

governed under the laws of the state of Nevada,  USA.   The  language  and all

parts  of  this Agreement shall be in all cases construed as a whole according to its very meaning and not strictly for or against any individual party.





Article 10.  ENTIRE AGREEMENT



       This  Agreement  memorializes  and constitutes the entire agreement and understanding between the parties regarding  the  subject  matter  hereof, and supersedes all prior negotiations, proposed agreements and agreements, whether written  or  unwritten.  The parties acknowledge that no other party, nor  any agent or attorney of any other  party, has made any promises, representations,

or warranties whatsoever, expressly  or  impliedly,  which  are  not expressly contained  in  this  Agreement, and the parties further acknowledge that  they have not executed this  Agreement  in  reliance  upon  any collateral promise,

representation, warranty, or in reliance upon any belief  as  to  any  fact or matter not expressly recited in this Agreement.





Article 11.  AMENDMENT



         Any  modification  or  amendment  to  this Agreement shall be made in writing.





Article 12.  SEVERABILITY



         Should any provision of this Agreement  be  declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and, in lieu  of  such  illegal or invalid  provision,  there shall be added a provision as similar in terms  and amount to such illegal  or  invalid  provision as may be possible and, if such illegal or invalid provision cannot be  so  modified,  then it shall be deemed not to be a part of this Agreement.





Article 13.  COUNTERPARTS



               For  the  convenience  of  the  parties, this Agreement may  be

executed  by   facsimile  signatures and in counterparts  that  shall together constitute the agreement of  the parties as one and the same instrument. It is the intent of the parties that  a  copy  of this Agreement signed by any party shall be fully enforceable against that party.











IN WITNESS WHEREOF the parties have executed  this  Agreement  as  of the date first above written.





Dr. Hyunik Yang                 Innovative Energy Solutions, Inc.

                                A Nevada Corporation

/s/ Hyunik Yang                 /s/ Patrick J. Cochrane

________________________	________________________

                                Patrick J. Cochrane, CEO













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